  CREDIT     FIRST
  SUISSE     BOSTON

CREDIT SUISSE FIRST BOSTON CORPORATION
Eleven Madison Avenue                                    Telephone  212 325 2000
New York, NY 10010-3629

                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                  (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE
                 SERIES B JUNIOR PARTICIPATING PREFERRED STOCK)

                                       OF

                       TRANSITIONAL HOSPITALS CORPORATION
                                       AT

                              $16.00 NET PER SHARE
                                       BY

                              LV ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF

                                  VENCOR, INC.
================================================================================
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
     TIME, ON WEDNESDAY, JUNE 4, 1997, UNLESS THE OFFER IS EXTENDED.
================================================================================

                                                                     May 7, 1997

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been engaged by LV Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Vencor, Inc., a Delaware corporation ("Vencor"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Transitional Hospitals Corporation, a Nevada corporation (the "Company"), including the associated rights to purchase Series B Junior Participating Preferred Stock (the "Rights") issued pursuant to the Rights Agreement, dated as of June 21, 1996 (the "Rights Agreement"), between Community Psychiatric Centers (the predecessor name of the Company) and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), at $16.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 7, 1997, and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context requires otherwise, all references to Shares herein shall include the associated Rights.

     Unless the Rights Condition (as defined in the Offer to Purchase) is satisfied, stockholders will be required to tender one Right (subject to adjustment) for each Share tendered in order to effect a valid tender of Shares. Accordingly, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of Shares. Until the close of business on the Distribution Date (as defined in the Offer to Purchase), the Rights will be transferred with and only with the certificates for Shares and the surrender for transfer of any certificates for Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificate. If Rights Certificates (as defined in the Offer to Purchase) are issued to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing the number of Rights equal to the number of Shares tendered must be delivered to First Chicago Trust Company of New York (the "Depositary"), or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such Shares to be validly tendered. If the Distribution Date occurs and Rights Certificates are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the Rights Certificates by use of the guaranteed delivery procedure described below. A tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing all Rights formerly associated with the number of Shares tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of Rights Certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, the Purchaser may elect to reject as invalid a tender of Shares with respect to which Rights Certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such Shares have not been received by the Depositary. Nevertheless, the Purchaser will be entitled to accept for payment Shares tendered by a stockholder prior to receipt of the Rights Certificates required to be tendered with such Shares, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the Securities and Exchange Commission, withhold payment for such Shares pending receipt of the Rights Certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for Shares accepted for payment pending receipt of the Rights Certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering stockholder to deliver such Rights and to comply with such guaranteed delivery procedures. Any determination by the Purchaser to make payment for Shares in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Purchaser.

     Enclosed herewith are the following documents:

     1. Offer to Purchase dated May 7, 1997;

     2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

     3. A printed form of letter that may be sent to your clients for whose account you hold Shares and Rights in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     4. Notice of Guaranteed Delivery;

     5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     6. Return envelope addressed to First Chicago Trust Company of New York, the Depositary.

     The offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration date a number of Shares that will constitute at least 66 2/3% of the outstanding Shares on a fully diluted basis as of the date Shares are accepted for payment, (2) The Agreement and Plan of Merger, dated as of May 2, 1997 (the "Select Medical Merger Agreement"), by and among the Company, Select Medical Corporation, a Delaware corporation, and SM Acquisition Co., a Nevada corporation, having been terminated without any payments by or liability on the part of the Company (other than any applicable payments pursuant to Section 9.2 of the Select Medical Merger Agreement), (3) the Rights having been redeemed by the Board of Directors of the Company or the Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the transactions contemplated in the Offer to Purchase, (4) the Purchaser being satisfied, in its sole discretion, that the Nevada Control Share Acquisition Statute (as defined in the Offer to Purchase) shall be inapplicable to the Offer and the Merger (as defined in the Offer to Purchase), (5) the Purchaser being satisfied, in its sole discretion, that the Nevada Business Combination Statute (as defined in the Offer to Purchase) shall be inapplicable to the Offer and the Merger,

(6) the Purchaser being satisfied, in its sole discretion, that all necessary Healthcare Approvals (as defined in the Offer to Purchase) have been obtained on terms satisfactory to the Purchaser, and (7) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 4, 1997, UNLESS THE OFFER IS EXTENDED.

     Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, Rights Certificates (or a timely Book-Entry Confirmation, if available, with respect thereto), unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares (or Rights, if applicable) or Book-Entry Confirmations with respect to Shares (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest on the purchase price of the Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     A stockholder who desires to tender Shares (or Rights, if applicable) pursuant to the Offer and whose certificates for Shares (or Rights, if applicable) are not immediately available (including, because Rights Certificates have not yet been distributed by the Rights Agent), or who cannot comply with the procedure for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares and/or Rights, if applicable, by following all of the procedures set forth in the Notice of Guaranteed Delivery, which may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Questions and requests for assistance may be directed to, and additional copies of the enclosed materials may be obtained from, the undersigned, Credit Suisse First Boston Corporation, by calling Toll-Free (800) 646-4543 or by calling the Information Agent, D.F. King & Co., Inc., at (212) 269-5550 (collect), or Toll-Free (800) 755-3105, or from brokers, dealers, commercial banks or trust companies.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, VENCOR, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.